Exhibit 99.1

BPZ Energy Provides Block Z-1 Update

Houston, TX ‒ April 2, 2013 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided an update on offshore Block Z-1.

Platform monitoring and control system modifications to facilitate operation of the CX-15 platform before new drilling can begin are being worked on by the Block Z-1 partners. Temporary equipment is tracking platform response to weather and ocean conditions as well as draft, while engineering and installation of the modified onboard monitoring and control system is completed. As a precaution, an anchoring system currently under construction in Peru will be installed to provide redundancy to the spud can, which anchors the platform. These modifications are expected to be completed at the same time that the joint technical team completes its review of the available new Corvina 3D seismic data to update the field’s geological interpretation.

The Company will provide an additional update on the CX-15 drilling campaign in the next two weeks.

As per the Block Z-1 joint venture agreement, Pacific Rubiales assumed the role of Technical Operations Manager as of April 1, 2013. As a result, BPZ Energy offshore field operations personnel have been transferred to Pacific Rubiales to facilitate the transition and maintain continuity of operations. BPZ remains Operator of the Block Z-1 license contract with a 51% interest, maintaining responsibility for administrative, regulatory, government and community related duties.

Manolo Zúñiga, President and CEO commented, “I am pleased with the way the technical teams of BPZ and Pacific Rubiales are working together to improve the technical understanding of our joint opportunities. We have also been working diligently to facilitate the transition as our partner assumes the role of Technical Operations Manager. All these efforts are aimed at beginning the CX-15 drilling campaign and further exploiting the potential of Block Z-1.”

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru. The Company holds a 51% working interest and Pacific Rubiales Energy Corp. holds a 49% working interest in offshore Block Z-1, for which current activity includes the development of the Corvina oil discovery, as well as the redevelopment of the Albacora field.

In addition, the Company is pursuing the exploration of onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com